Exhibit 99.2

THE BURLINGTON NORTHERN AND

SANTA FE RAILWAY COMPANY

401(k) PLAN FOR TCU EMPLOYEES

Financial Statements as of and for the years ended

December 31, 2002 and 2001

Additional information required for Form 5500

for the year ended December 31, 2002

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

401(k) PLAN FOR TCU EMPLOYEES

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Auditors	1

Financial Statements:

Statement of Net Assets Available for Plan Benefits at December 31, 2002 and 2001	2

Statement of Changes in Net Assets Available for Plan Benefits for the Years Ended December 31, 2002 and 2001	3

Notes to Financial Statements	4-7

Additional Information: *

Schedule H – Schedule of Assets (Held at End of Year) at December 31, 2002	8

*	Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

REPORT OF INDEPENDENT AUDITORS

To the Participants and Administrator of

The Burlington Northern and Santa Fe Railway Company 401(k) Plan for TCU Employees

In our opinion, the accompanying statement of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of The Burlington Northern and Santa Fe Railway Company 401(k) Plan for TCU Employees (the “Plan”) at December 31, 2002 and December 31, 2001, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    PRICEWATERHOUSECOOPERS LLP

Fort Worth, Texas

June 24, 2003

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

401(k) PLAN FOR TCU EMPLOYEES

Statement of Net Assets Available for Plan Benefits

(In thousands)

	December 31,
	2002		2001
Investments,
At fair value:
BNSF Common Stock Fund	$4,097	*	$5,113	*
T. Rowe Price Equity Index Trust	18,222	*	28,359	*
T. Rowe Price Balanced Fund	12,060	*	16,518	*
T. Rowe Price Blue Chip Growth Fund	3,557	*	5,264	*
T. Rowe Price Short-term Bond Fund	3,083		2,009
T. Rowe Price Equity Income Fund	2,167		2,686
T. Rowe Price International Stock Fund	731		881
Liberty Acorn USA Fund	183		—
Loans to Participants	2,229		2,372

	46,329		63,202
At contract value:
T. Rowe Price Stable Value Common Trust Fund	22,542	*	21,335	*

Total Investments	68,871		84,537

Receivables:
Participant contributions	153		157

Net assets available for plan benefits	$69,024		$84,694

*	Represents 5% or more of net assets available for plan benefits

See accompanying Notes to the Financial Statements.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

401(k) PLAN FOR TCU EMPLOYEES

Statement of Changes in Net Assets Available for Plan Benefits

(In thousands)

	Year Ended December 31,
	2002	2001
Investment income (loss):
Net depreciation in fair value of investments (Note 3)	$(9,867)	$(7,077)
Dividends	1,824	2,372
Interest	177	222

Total investment loss	(7,866)	(4,483)

Participant contributions	4,313	4,738
Benefit payments to participants	(12,194)	(7,058)
Net plan transfers	77	(344)

Net decrease in investments	(15,670)	(7,147)

Net assets available for plan benefits:
Beginning of year	84,694	91,841

End of year	$69,024	$84,694

See accompanying Notes to the Financial Statements.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

401(k) PLAN FOR TCU EMPLOYEES

Notes to Financial Statements

Note 1: Description of and Amendments to the Plan

The following description of The Burlington Northern and Santa Fe Railway Company 401(k) Plan for TCU Employees (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

In January 2002, the Plan was amended to provide for the following change:

•	The annuity distribution option has been eliminated pursuant to Internal Revenue Service (IRS) Regulations allowing plans to eliminate distribution options in situations where participants could achieve the same results by use of a rollover Individual Retirement Account (IRA).

In July 2002, the Plan was amended to implement a number of changes in light of the Economic Growth and Tax Relief Reconciliation Act of 2001, including the following:

•	The limit on the total amount which can be added to a participant’s account for a year was increased to the lesser of $40,000 (subject to automatic adjustments for future years) or 100% of the participant’s compensation for the year.

•	The limit on the amount of compensation which can be taken into account under the Plan was increased to $200,000 (subject to automatic adjustments for future years).

•	The suspension period following a hardship withdrawal was reduced from one year to six months.

•	The definition of a distribution which may be rolled over was liberalized to allow for the rollover of amounts that are not includible in gross income.

•	Participants who are projected to attain age 50 before the end of a Plan Year may make additional before-tax Catch-up Contributions, where their regular before-tax contributions are otherwise limited by Plan or IRS limitations. Catch-up Contributions were limited to $1,000 for 2002 (subject to automatic adjustments for future years).

General

The purpose of the Plan is to offer eligible members of the Transportation Communications Union (the Union), who are employees of The Burlington Northern and Santa Fe Railway Company (BNSF Railway, the Company or the Employer) and affiliated participating companies who are covered by the collective bargaining agreement of the former Burlington Northern Railroad Company and the Union, a means to adopt a regular savings program and to provide a supplement to their retirement income. BNSF Railway is a wholly owned subsidiary of Burlington Northern Santa Fe Corporation (BNSF). The Plan is administered by the Review Committee, two members of which are appointed by the Company and two members of which are appointed by the Union. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

An employee is eligible to participate in the Plan as soon as administratively practicable after becoming a qualified employee and completing 60 days of employment as a qualified employee. If a former participant is re-employed, the employee will again become eligible to participate on the date the employee again becomes a qualified employee. Eligible employees may become participants in the Plan by authorizing regular payroll deductions and designating an allocation method for such deductions.

Contributions

“Certified Earnings” as defined under the Plan is the total compensation (base pay plus overtime earnings) and deferrals under the Plan excluding allowances or reimbursements for expenses, severance benefits, and certain other benefit payments as set forth in the Plan. Eligible employees may elect to have the Employer contribute up to 25 percent of their Certified Earnings to the Plan on their behalf on a before-tax basis. In addition, participants may elect to have their Employer make Sick Leave Deposits to the Plan in lieu of their sick leave buyback days in accordance with an agreement between the Union and the Employer. Employee-elected contributions with respect to Certified Earnings are made by means of regular payroll deductions. Contributions are invested at the participant’s direction in shares of the BNSF Common Stock Fund, the following T. Rowe Price investment funds: Equity Index Trust, Balanced Fund, Blue Chip Growth Fund, Short-term Bond Fund, Equity Income Fund, International Stock Fund and Stable Value Common Trust Fund and/or the Liberty Acorn USA Fund which is part of the Liberty Family of Funds. Participants may allocate their contributions to any or all of the investment funds in multiples of 1 percent. Participants may reallocate amounts from one fund to another within certain guidelines as described in the Plan and the relevant investment fund prospectuses.

During the 2002 plan year, in accordance with the provisions of the Internal Revenue Code (IRC), no participant could elect more than $11,000 in before-tax contributions. In addition, the Plan provides that annual contributions for highly compensated employees (as defined by law) may be limited based on the average rate of contributions for lower paid employees. Contributions with respect to any participant may be reduced to the extent necessary to prevent disqualification of the Plan under Section 415 of the IRC, which imposes additional limitations on contributions and benefits with regard to employees who participate in other defined contribution plans.

Vesting

Participants are immediately vested in all contributions and earnings thereon.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Loan terms can be up to five years. Participants may have only one loan outstanding at any time. Loans are repaid by payroll deduction for active employees or by check for inactive employees and loan repayments and interest are credited to the participants’ accounts based on their investment allocation. The loans are secured by the participant’s entire interest in the Plan and bear interest at prime rate plus 1 percent. Interest rates on loans outstanding as of December 31, 2002 ranged from 5.25 to 10.50 percent.

Payment of Benefits

The full value of a participant’s account becomes available upon termination of employment, retirement, total and permanent disability or participant death, and becomes available for withdrawal upon attainment of age 59½ or hardship (as defined in the Plan). Earnings on before-tax contributions credited after December 31, 1988, may not be withdrawn for hardship. Participants may elect to receive a distribution from their accounts in a lump sum or in the form of annual or more frequent installments over a period specified by the participant. A participant who terminates employment prior to age 65 will receive a distribution at age 65 but may request to receive a distribution or commence receiving installments at any time prior to attainment of age 65. A distribution of all benefits must occur or distributions in installments must commence by April 1 following the calendar year in which the participant attains age 70½. In the event of the death of the participant before installment payments have begun, the participant’s beneficiary will receive a lump sum distribution of the participant’s account. If installment payments have commenced, they will continue to be made to the Participant’s beneficiary. Immediate lump sum distributions are required in the case of accounts valued at up to $5,000.

Plan Expenses

All administrative expenses of the Plan are paid by the Employer.

Plan Amendment and Termination

The Plan may be amended at any time. No such amendment, however, may adversely affect the rights of participants in the Plan with respect to contributions made prior to the date of the amendment. In the event the Plan is terminated, each participant shall receive the full amount of Plan assets in his or her account.

The Plan is subject to the provisions of ERISA applicable to defined contribution plans. Since the Plan provides for an individual account for each participating employee and for benefits based solely on the amount contributed to the participating employee’s account, and any income, expenses, gains and losses attributed thereto, Plan benefits are not insured by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA.

Note 2: Significant Accounting Policies

The following accounting policies, which conform with generally accepted accounting principles and with the requirements of the ERISA, have been used consistently in the preparation of the Plan’s financial statements.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Certain prior period amounts have been reclassified to conform with the current period presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

The Plan provides for various investment options in a variety of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants account balances and the amount reported in the Plan’s statement of net assets available for plan benefits.

Investment Valuation and Income Recognition

Investments in common stock (BNSF Common Stock Fund) are valued at quoted market prices; investments in registered investment companies (T. Rowe Price Equity Index Trust, T. Rowe Price Balanced Fund, T. Rowe Price Blue Chip Growth Fund, T. Rowe Price Short-term Bond Fund, T. Rowe Price Equity Income Fund, T. Rowe Price International Stock Fund and Liberty Acorn USA Fund) are valued at the quoted net asset value of the respective investment company; investments in collective investment trusts (T. Rowe Price Stable Value Common Trust Fund) are carried at contract value; and loans to participants are valued at cost which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded when earned. Net appreciation (depreciation) in the fair value of investments consists of realized and unrealized gains and losses on investments. Upon the sale of assets, realized gains or losses are recorded as follows: (1) for assets held at the beginning of the year – the difference between net proceeds received and their fair value at the beginning of the year; and (2) for assets acquired during the year – the difference between net proceeds received and the average acquisition cost. Unrealized gains or losses are recorded based on the difference between the current value of assets held at the end of the year, and their current value at the beginning of the year, or average acquisition cost for assets acquired during the year.

Investment Contracts

The Plan’s Guaranteed Investment Account, the T. Rowe Price Stable Value Common Trust Fund, is fully benefit-responsive and in accordance with American Institute of Certified Public Accountants Statement of Position 94 – 4 is recorded at contract value, which approximates fair value. Contract value represents contributions made plus interest. The Plan’s Guaranteed Investment Account is made up of seventeen stand alone guaranteed investment contracts. The total return, net of fees, was 5.30% and 5.97% for 2002 and 2001, respectively.

Payment of Benefits

Benefits are recorded when paid.

Note 3: Net Depreciation in Fair Value of Investments

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows (in thousands):

	Year Ended December 31,
	2002	2001
Common stock	$(353)	$92
Registered investment companies	(9,514)	(7,169)

Net depreciation in fair value of investments	$(9,867)	$(7,077)

Note 4: Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of the net assets available for plan benefits from the financial statements to the Form 5500 (in thousands):

	December 31
	2002	2001
Net assets available for plan benefits from the financial statements	$69,024	$84,694
Amounts related to withdrawing participants	(183)	(35)

Net assets available for plan benefits from Form 5500	$68,841	$84,659

The following is a reconciliation of benefit payments to participants from the financial statements to the Form 5500 (in thousands):

Year ended December 31, 2002
Benefit payments to participants from the financial statements	$12,194
Amounts related to withdrawing participants	183
Less: Amounts related to withdrawing participants at December 31, 2001	(35)

Benefit payments to participants from the Form 5500	$12,342

Amounts related to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2002, but not yet paid as of that date.

Note 5: Related Parties

T. Rowe Price Retirement Plan Services, Inc. is the trustee (the Trustee) of the Plan assets and provides investment advisory and recordkeeping services. The plan invests in shares of mutual funds managed by T. Rowe Price Associates, Inc. (T. Rowe Price). Transactions in such investments qualify as party-in-interest transactions which are exempt from the prohibited transaction rules.

Note 6: Tax Status

BNSF Railway received a determination letter on July 27, 2001 from the Internal Revenue Service (IRS) which stated that the Plan, as amended, was a qualified plan under Section 401(a) and (k) of the IRC. This determination letter does not cover the seventh, eighth and ninth amendments to the plan. However, the Plan Administrator and tax counsel believe the Plan is currently designed and being operated in accordance with the applicable requirements of the IRC.

In accordance with IRC Section 401(k), amounts deducted from participants’ salaries as before-tax contributions are not taxable to the participants until withdrawn or distributed. Income and gains on contributions applicable to participants are not taxable to participants until withdrawn or distributed.

Note 7: Subsequent Events

The Plan was amended in May 2003 to include contributions to a cafeteria plan in the calculation of certified earnings. The effective date of the amendment is January 2003.

SCHEDULE H – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2002

(In thousands)

The Burlington Northern and Santa Fe Railway Company 401(k) Plan for TCU Employees, EIN 41-6034000

Attachment to Form 5500, Schedule H, Line 4I:

Identity of Issue		Investment Type	Current Value

*	BNSF Common Stock Fund	Company Stock	$4,097

*	T. Rowe Price Equity Index Trust	Registered Investment Company	18,222

*	T. Rowe Price Balanced Fund	Registered Investment Company	12,060

*	T. Rowe Price Blue Chip Growth Fund	Registered Investment Company	3,557

*	T. Rowe Price Short-term Bond Fund	Registered Investment Company	3,083

*	T. Rowe Price Equity Income Fund	Registered Investment Company	2,167

*	T. Rowe Price International Stock Fund	Registered Investment Company	731

	Liberty Acorn USA Fund	Registered Investment Company	183

*	T. Rowe Price Stable Value Common Trust Fund	Guaranteed Investment Contract	22,542
*	Loans to Participants	5.25 percent – 10.50 percent	2,229

		Maturing through January 18, 2008

	Total assets held for investment purposes		$68,871

*	Party in Interest